Exhibit 99.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

X
CATHERINE RUBERY, Derivatively on
Behalf of E*TRADE FINANCIAL CORPORATION,

Plaintiff,

vs.

MITCHELL H. CAPLAN, ROBERT J. SIMMONS,
R. JARRETT LILIEN, DENNIS E. WEBB,
MICHAEL K. PARKS, LEWIS E. RANDALL,
DONNA L. WEAVER, STEPHEN H. WILLARD, RONALD D. FISHER,
C. CATHLEEN RAFFAELI, GEORGE A. HAYTER, and DARYL G. BREWSTER,

Defendants,

 -and-

E*TRADE FINANCIAL CORPORATION,
a Delaware corporation,

Nominal Defendant.

X	Civil Action No. 07 Civ. 8612 (JPO) Electronically Filed

STIPULATION OF SETTLEMENT

This Stipulation of Settlement1 (“Stipulation”), dated October 2, 2012, is entered into, by and through their respective undersigned counsel, among and between: (i) Plaintiffs Marilyn Clark and Catherine Rubery, individually and derivatively on behalf of E*TRADE Financial Corporation (“E*TRADE” or the “Company”); (ii) Individual Defendants Mitchell H. Caplan (“Caplan”), Robert J. Simmons (“Simmons”), R. Jarrett Lilien, Dennis E. Webb (“Webb”), Michael K. Parks, Lewis E. Randall, Donna L. Weaver, Stephen H. Willard, Ronald D. Fisher, C. Cathleen Raffaeli, George A. Hayter, and Daryl G. Brewster; and (iii) E*TRADE. This Stipulation is intended by the Parties to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims and dismiss the above-captioned Action with prejudice, upon the terms and subject to the conditions set forth herein.

I.	BACKGROUND OF THE ACTION AND SETTLEMENT NEGOTIATIONS

A.	Procedural History of the Action

E*TRADE is a Delaware corporation that offers financial services to retail and institutional customers worldwide.

On October 4, 2007, two actions captioned, respectively, Rubery v. Caplan, et al., No. 07 Civ. 8612 and Clark v. Caplan, et al., No. 07 Civ. 8619, were filed derivatively on behalf of E*TRADE in the U.S. District Court for the Southern District of New York2 Plaintiffs each alleged that Defendants failed to disclose material adverse facts about the Company’s business, prospects, and financial condition, including that the Company was experiencing material increases in mortgage delinquencies and that the Defendants had failed properly to reserve and account for probable loan losses. Plaintiffs further alleged that, as a result of improvident lending in violation of stated underwriting policies, the Company would incur significant asset write downs, charge-offs and losses and would be forced out of the wholesale mortgage business.

1 All capitalized terms are defined in Section IV.1 below, unless otherwise noted.

2 In addition, on November 13, 2007, November 21, 2007, and December 3, 2007, respectively, three actions captioned Guiseppone v. Caplan, et al., Index No. 07-603736, Fosbre v. Caplan, et al., Index No. 07-603875, and Kallinen v. Caplan, et al., Index No. 07-603974, were filed in the Supreme Court of the State of New York, County of New York. These three cases were consolidated on January 29, 2008 (the “State Action”). This consolidated action was voluntarily dismissed on February 4, 2011. Counsel for the State Action plaintiffs appeared as additional counsel in the Action on March 18, 2011, March 22, 2011, and August 31, 2011.

On January 8, 2008, the Court entered a stipulated order consolidating the two actions, appointing Robbins Umeda LLP and the Law Offices of Thomas G. Amon as Co-Lead Counsel, and setting a schedule for filing a consolidated amended complaint and briefing any motions to dismiss. The briefing schedule specified that Plaintiffs’ consolidated amended complaint was to be filed sixty days after a ruling on a motion to dismiss in the factually related securities class action captioned Freudenberg v. E*TRADE Financial Corporation, No. 07 Civ. 08538 (JPO) (MHD) (the “Securities Class Action”).

On May 11, 2010, the Court entered an order denying defendants’ motion to dismiss the Securities Class Action. On June 25, 2010, the defendants filed their Answer, denying substantially all material allegations.

On July 26, 2010, Plaintiffs filed a 369-paragraph Verified Consolidated Amended Shareholder Derivative Complaint (the “Complaint”). The Complaint asserted claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, breach of fiduciary duty, waste of corporate assets, unjust enrichment, and indemnification and contribution for costs of defense and satisfying judgment or settling the Securities Class Action. Plaintiffs state that they undertook extensive independent research into the applicable Generally Accepted Accounting Principles (“GAAP”), economic, credit market and capital risk issues, and disclosure matters underlying their claims on behalf of E*TRADE. The Complaint alleged that certain E*TRADE officers and directors breached their fiduciary duties to the Company by, inter alia, allegedly causing or allowing E*TRADE to: (i) shift E*TRADE’s core business focus from its conservative and relatively low-risk securities brokerage to a far riskier business model dominated by retail mortgage lending and mortgage-backed securities investments without adequately controlling, mitigating and disclosing those risks; (ii) violate E*TRADE’s stated lending policies by purchasing low credit quality loans from third party originators, including subprime loan originators; (iii) fail properly to reserve and account for probable loan losses under applicable GAAP rules; (iv) make misleading statements or omissions in its public filings and commentary to securities analysts concerning the origins of E*TRADE’s mortgage loans and the likelihood of losses in the Company’s mortgage lending business division; and (v) authorize and permit the expenditure of nearly $200 million dollars on repurchases of E*TRADE stock knowing or consciously disregarding the fact that the stock price was artificially inflated by misleading statements and omissions published on behalf of the Company.

After Plaintiffs filed the Complaint, the parties conferred and determined that it would be in the best interests of the Company to stay the Action during the pendency of the factually related Securities Class Action, and for Plaintiffs to be provided all discovery produced in the related Securities Class Action contemporaneously with its production in that case. On September 22, 2010, the Court entered an order consistent with the parties’ stipulation (the “September 22, 2010 Order”) providing that Defendants would be required to answer, move, or otherwise respond to the Complaint within sixty days of the close of expert discovery in the Securities Class Action, and that, subject to the execution of a protective order, Defendants would provide Plaintiffs with copies of all documents, transcripts of all depositions, and copies of all written discovery responses generated in the Securities Class Action.

Pursuant to the September 22, 2010 Order, the parties entered into a confidentiality stipulation on October 13, 2010. Defendants began producing documents to Plaintiffs on October 18, 2010. Between October 2010 and September 2011, Defendants produced more than 12 million pages of documents from nearly fifty different custodians. In addition, Defendants produced several sets of responses to interrogatories. Plaintiffs’ Counsel state that they undertook a diligent review of the enormous document production and voluminous written discovery responses. Plaintiffs’ Counsel state that their document review and analysis included page-by-page review of the documents produced by ten key custodians Plaintiffs allege to have been directly involved in the alleged wrongdoing, and detailed analysis of documents generated by carefully crafted key word searches run against the entire database comprised of approximately 12 million documents.

B.	Settlement Negotiations

In fall of 2011, the parties commenced preliminary settlement discussions. Defendants requested that Plaintiffs send a settlement demand letter. On September 29, 2011, Plaintiffs’ Counsel sent Defendants’ Counsel a settlement demand (“September 29, 2011 Demand Letter”) seeking monetary damages from the alleged wrongdoers, including indemnification for any monies as might be paid to satisfy a judgment or to settle the Securities Class Action, and proposing comprehensive corporate governance reforms designed to address the wrongdoing alleged in Plaintiffs’ Complaint. The proposed measures included special procedures for enhanced Audit Committee oversight of disclosures, financial reporting and internal controls; Audit Committee oversight and disclosure obligations with respect to material risks arising from new business initiatives; enhanced Risk Oversight Committee duties and processes with respect to risk management activities and risk exposures; a more robust internal audit function; and enhanced Board oversight of stock repurchase authorizations and quarterly evaluations of authorized stock repurchase programs.

On January 9, 2012, the Settling Parties participated in a teleconference during which they discussed possible resolution of the Action based on the framework supplied in Plaintiffs’ September 29, 2011 Demand Letter. Over the course of the next four months, the Settling Parties participated in several teleconferences and exchanged numerous letters setting forth comprehensive and detailed corporate governance proposals, counter-proposals and related arguments, and other terms.

On or about May 15, 2012, the Settling Parties reached an agreement in principle on the terms and conditions of the proposed settlement (the “Settlement”) reflected in this Stipulation. Based upon the Action and the Settlement, E*TRADE has implemented and/or will maintain a comprehensive set of corporate governance and oversight reforms addressing substantially all of the areas set forth above for a period of not less than four years following final approval of the Settlement subject to certain limitations, as set forth in Exhibit A hereto. Plaintiffs and E*TRADE agree that a settlement at this juncture on the terms and conditions set forth in the Stipulation is fair, reasonable, adequate and in the best interests of E*TRADE and its shareholders. The Board of Directors of E*TRADE, exercising its business judgment, has approved the Settlement and each of its terms in the best interests of E*TRADE and its shareholders.

II.	PLAINTIFFS’ CLAIMS AND THE BENEFITS OF SETTLEMENT

Plaintiffs believe the Action has merit. Nonetheless, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Action against the Individual Defendants through trial and through possible appeals. Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex cases such as the Action, as well as the difficulties and delays inherent in such litigation. Plaintiffs’ Counsel also are mindful of the inherent problems of proof and possible defenses to the claims alleged in such actions. Plaintiffs’ Counsel have conducted a thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, and believe that the Settlement set forth in the Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon E*TRADE and its shareholders. Based upon Plaintiffs’ Counsel’s evaluation, Plaintiffs have determined that the Settlement is in the best interests of E*TRADE and Current E*TRADE Shareholders and have agreed to settle the Action upon the terms and subject to the conditions set forth herein.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Individual Defendants have denied and continue to deny each and all claims alleged in the Action. Individual Defendants deny that they have committed or intended to commit any wrongdoing or violations of law arising out of any of the conduct, statements, acts, or omissions alleged in the Action, and maintain that their conduct was at all times proper and in compliance with applicable provisions of law. Each of the Individual Defendants further states that, at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of E*TRADE. Without admitting the validity of any allegations made in the Action, or any liability with respect thereto, the Individual Defendants have concluded that it is desirable that the claims against them be settled on the terms reflected in the Stipulation. The Individual Defendants recognize the uncertainty and the risk inherent in any litigation, especially complex cases such as this one, and the difficulties and substantial burdens, expense, and length of time that may be necessary to defend this proceeding through its conclusion. The Individual Defendants and E*TRADE are entering into this Settlement because it will eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation.

Neither this Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to this Stipulation, nor any action taken to carry out this Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or an admission by or against any of the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Parties, by and through their respective counsel of record, that, subject to Court approval, the Action and the Released Claims shall be finally and fully compromised, settled, and released, and the Action shall be dismissed with prejudice, as to all Parties, upon the terms and subject to the conditions set forth herein as follows:

1.	Definitions

As used in this Stipulation, the following terms have the meanings specified below:

1.1. “Action” means the consolidated shareholder derivative action pending in the Court, captioned Clark v. Caplan, et al., No. 07 Civ. 8612 (JPO).

1.2. “Board” means the E*TRADE Board of Directors.

1.3. “Court” means the U.S. District Court for the Southern District of New York.

1.4. “Current E*TRADE Shareholders” means any Persons who owned E*TRADE common stock as of the date of the execution of the Stipulation and who continue to hold their E*TRADE common stock as of the date of the final settlement approval hearing, excluding the Individual Defendants, the officers and directors of E*TRADE, members of their immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which Individual Defendants have or had a controlling interest.

1.5. “Defendants” means nominal defendant E*TRADE and the Individual Defendants.

1.6. “Defendants’ Counsel” means Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017.

1.7. “Defendants’ Released Claims” means any and all claims, debts, rights, or causes of action or liabilities, including Unknown Claims, that could be asserted in any forum by the Released Persons or their successors and assigns against the Plaintiffs, Plaintiffs’ Counsel, or E*TRADE that arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for any claims to enforce the Settlement).

1.8. “Effective Date” means the first date by which all of the events and conditions specified in ¶6.1 herein have been met and have occurred.

1.9. “E*TRADE” means E*TRADE Financial Corporation and its predecessors, successors, subsidiaries, affiliates, divisions, and assigns.

1.10. “Final” means the expiration of all times to seek appeal or other review of the Judgment, or if any appeal or other review of such Judgment is filed and not dismissed, after such Judgment is upheld on appeal in all material respects and is no longer subject to appeal, reargument or review by writ of certiorari or otherwise.

1.11. “Individual Defendants” means Mitchell H. Caplan, Robert J. Simmons, R. Jarrett Lilien, Dennis E. Webb, Michael K. Parks, Lewis E. Randall, Donna L. Weaver, Stephen H. Willard, Ronald D. Fisher, C. Cathleen Raffaeli, George A. Hayter, and Daryl G. Brewster.

1.12. “Judgment” means the [Proposed] Final Judgment and Order of Dismissal to be rendered by the Court, substantially in the form of Exhibit E attached hereto.

1.13. “Parties” or “Settling Parties” means collectively, Plaintiffs, the Individual Defendants, and E*TRADE.

1.14. “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.15. “Plaintiffs” mean Marilyn Clark and Catherine Rubery, individually and derivatively on behalf of E*TRADE.

1.16. “Plaintiffs’ Counsel” means Robbins Umeda LLP, Law Offices of Thomas G. Amon, Faruqi & Faruqi, LLP, Johnson & Weaver LLP3, and their respective successor(s).

1.17. “Related Persons” means each of the Individual Defendants’ past or present subsidiaries, parents, family members, successors and predecessors, insurers, officers, directors, agents, employees, attorneys, advisors, investment advisors, auditors, accountants, and any firm, trust, corporation, officer, director, or other individual or entity in which any Individual Defendant or E*TRADE has a controlling interest, and the legal representatives, heirs, successors in interest, or assigns of any Individual Defendant.

1.18. “Released Claims” means any and all claims, debts, demands, rights, liabilities, and causes of action of every nature and description whatsoever (including, but not limited to, any claims for damages, restitution, rescission, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory, or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or unliquidated, at law or in equity, matured or unmatured, including both known claims and Unknown Claims, whether or not concealed or hidden, that have been asserted in this Action by the Plaintiffs against any of the Released Persons, or that arise from the same nexus of facts and could have been asserted in the Action or any other forum by the Plaintiffs, E*TRADE, or any other E*TRADE shareholders derivatively on behalf of E*TRADE against any of the Released Persons which arise out of/or relate to: (i) the allegations in the Action; or (ii) the Settlement, except for any claims to enforce the Settlement.

3 Johnson & Weaver LLP succeeded Johnson Bottini LLP in this Action.

1.19. “Released Persons” means collectively each of the Individual Defendants and each of their Related Persons.

1.20. “Settlement Hearing” means the hearing set by the Court to consider final approval of the Settlement.

1.21. “Unknown Claims” means any of the Released Claims and any of the Defendants’ Released Claims that any Party does not know or suspect exists in his, her, or its favor at the time of the Settlement including, without limitation, those claims which, if known, might have affected the decision to enter into, or not object to, this Settlement. Plaintiffs may hereafter discover facts in addition to or different from those which they know or believe to be true with respect to the subject matter of the Released Claims, but Plaintiffs upon the Effective Date shall expressly, fully, finally, and forever settle and release any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs acknowledge that the inclusion of Unknown Claims in the definition of Released Claims was separately bargained for and a key element of the Settlement of which this release is a material and essential part. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs shall expressly waive and relinquish, on behalf of E*TRADE, the provisions, rights, and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs, on behalf of E*TRADE, shall expressly waive and relinquish any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542.

2.	Terms of the Settlement

2.1.   In connection with the Settlement, the Board has agreed to adopt, or to maintain where already implemented, the corporate governance reforms (“Corporate Governance Reforms”) set forth in Exhibit A within forty five (45) days from the entry of an order granting final approval of the Settlement. The Board will keep such measures in force and effect for a period of no less than four (4) years, provided, however, that any such procedures may be altered or terminated subject to certain provisions set forth in Exhibit A.

2.2.   E*TRADE acknowledges and agrees that the Company’s decision to adopt or maintain the Corporate Governance Reforms, including policy and procedural changes to the Audit Committee Charter, Governance Committee Charter, Risk Oversight Committee Charter, and Corporate Governance Guidelines implemented prior to the Settlement, was guided by and/or would not have been made but for the institution, prosecution, and settlement of the Action.

2.3. E*TRADE and the Individual Defendants further acknowledge and agree that the Corporate Governance Reforms confer substantial benefits upon E*TRADE and Current E*TRADE Shareholders by, among other things, improving decision-making processes and procedures and enhancing effective Board oversight of core operations, material risks, and disclosures.

3.	Preliminary Approval and Notice

3.1.   Following the execution of the Stipulation, Plaintiffs shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order (the “Preliminary Approval Order”), substantially in the form of Exhibit B attached hereto, requesting: (i) preliminary approval of the Settlement set forth in this Stipulation; (ii) approval of the form and manner of providing notice of the Settlement to Current E*TRADE Shareholders; and (iii) a date and time for the Settlement Hearing.

3.2.   Notice to Current E*TRADE Shareholders shall consist of the Summary Notice of Pendency and Proposed Settlement of Shareholder Derivative Action (“Summary Notice”), substantially in the form attached hereto as Exhibit C, and the Notice of Pendency and Proposed Settlement of Shareholder Derivative Action (“Notice”), substantially in the form attached hereto as Exhibit D. The Parties believe the content and manner of the notices requested constitute adequate and reasonable notice to Current E*TRADE Shareholders pursuant to applicable law and due process.

3.3.   Within ten calendar days after the entry of the Preliminary Approval Order, E*TRADE shall publish the Summary Notice once in Investor’s Business Daily. E*TRADE or its insurance carriers shall be responsible for all costs associated with publishing the Summary Notice.

3.4.   Within ten calendar days after the entry of the Preliminary Approval Order, E*TRADE shall post a copy of the Notice and the Stipulation on its website and cause a copy of the Notice to be filed with the United States Securities and Exchange Commission (“SEC”) via a Form 8-K.

3.5.   Within ten calendar days after the entry of the Preliminary Approval Order, Robbins Umeda LLP shall post a copy of the Notice and the Stipulation its website.

3.6.   Pending the Court’s determination as to final approval of the Settlement, Plaintiffs and Current E*TRADE Shareholders are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claim against any of the Released Persons.

4.	Releases

    4.1.    Upon the Effective Date, Plaintiffs, E*TRADE, and its shareholders, on behalf of themselves, their heirs, executors, administrators, insurers, predecessors, successors, and assigns, shall be deemed to have—and by operation of a final judgment in the Action shall have—fully, finally, and forever released, waived, discharged, relinquished and dismissed any and all Released Claims, and shall forever be barred and enjoined from instituting, commencing, or prosecuting any and all Released Claims against any Released Persons in any court or tribunal.

    4.2.    Upon the Effective Date, the Individual Defendants and each of the other Released Persons, on behalf of themselves, their heirs, executors, administrators, insurers, predecessors, successors, and assigns, shall be deemed to have—and by operation of a final judgment in the Action shall have—released, waived, discharged, and dismissed any and all Defendants’ Released Claims, and shall forever be barred and enjoined from instituting, commencing, or prosecuting any and all Defendants’ Released Claims against Plaintiffs, Plaintiffs’ Counsel and E*TRADE in any court or tribunal.

5.	Attorneys’ Fees and Expenses

5.1.   Plaintiffs and Plaintiffs’ Counsel intend to petition the Court for an award of fees and expenses in connection with the Action (the “Fee and Expense Application”) of no more than $6,800,000 in attorney fees (the “Fee Amount”) and $150,000 in reimbursement of expenses. E*TRADE acknowledges that the Settlement is fair, reasonable, adequate, and in the best interests of E*TRADE and its shareholders. All Parties agree that Plaintiffs are entitled to an award of reasonable attorneys’ fees reflecting, among other factors, the benefits conferred by the Settlement and the risks undertaken in pursuing the Action, as well as compensation for reasonable expenses incurred in prosecuting the Action. The Parties do not agree on the amount of attorneys’ fees and expenses that should be awarded in the Action, however, and have agreed to present this matter to the Court for resolution.

5.2.   The Fee and Expense Application shall be Plaintiffs’ and/or Plaintiffs’ Counsel’s sole application for an award of fees or expenses in connection with this Action. Final resolution by the Court of the Fee and Expense Application shall not be a precondition to the dismissal of the Action in accordance with this Stipulation, and the Parties agree that the Fee and Expense Application may be considered separately from the proposed Settlement. Any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the Settlement of the Action set forth therein.

5.3.   The Parties acknowledge and agree that E*TRADE or its insurer(s) shall pay, or cause to be paid on behalf of the Defendants, any fees and expenses awarded by the Court to Robbins Umeda LLP, as receiving agent for Plaintiffs’ Counsel, within twenty (20) business days of the entry of an order relating to the Fee and Expense Application and complete wiring instructions. In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Application is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Application has been paid to any extent, then Plaintiffs’ Counsel shall within five (5) business days from receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, refund such award made pursuant to the Fee and Expense Application made by Defendants or their insurer(s). Plaintiffs’ Counsel receiving fees and expenses, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

5.4.   The Released Persons shall have no responsibility for the allocation among Plaintiffs’ Counsel, and/or any other Person who may assert any claim thereto, of any payment made pursuant to the Fee and Expense Application, and the Released Persons take no position with respect to such matters.

6.	Conditions of Settlement, Effect of Disapproval, Cancelation, or Termination

6.1.   The Settlement shall be conditioned on the occurrence of all of the following events:

(a) entry of the Preliminary Approval Order;

(b) Court approval of the Settlement following notice to Current E*TRADE Shareholders and the Settlement Hearing as required by Fed. R. Civ. P. 23.1;

(c) entry of the Judgment; and

(d) the Judgment has become Final.

6.2.    If any of the conditions listed in ¶6.1 are not met, the Stipulation and any settlement documentation shall be null and void and of no force and effect, unless Plaintiffs’ Counsel and Defendants’ Counsel mutually agree in writing to proceed with the Stipulation.

6.3.   In the event that any of the conditions listed in ¶6.1 are not met, the Parties shall be restored to their positions on the date immediately prior to the execution date of the Stipulation, and the Stipulation shall not be deemed to constitute an admission of fact by any Party, and neither the existence of the Stipulation nor its contents, shall be admissible in evidence or be referred to for any purposes in the Action or in any litigation or judicial proceeding.

6.4.   In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action as of the date this Stipulation is executed. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 1.1-1.21, 6.2-6.3, 7.4, and 7.5 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the amount of any attorneys’ fees, costs, expenses, and interest awarded by the Court to Plaintiffs’ Counsel shall constitute grounds for cancellation or termination of the Stipulation.

7.	Miscellaneous Provisions

7.1.   The Parties: (i) acknowledge that it is their intent to consummate the Stipulation; and (ii) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

7.2.   In the event that any material part of the Settlement is found to be unlawful, void, unconscionable, or against public policy by a court of competent jurisdiction, any Party shall have the option to withdraw from the Settlement.

7.3.   The Parties agree that the terms of the Settlement were negotiated in good faith by the Parties, and reflect a Settlement that was reached voluntarily after consultation with competent legal counsel. In addition, the Parties agree that during the course of the Action the Parties and their respective counsel at all times acted professionally and in compliance with Fed. R. Civ. P. 11 and all other court rules or statutes respecting the merit of the allegations, claims and defenses asserted in the Action. Accordingly, the Judgment in the Action will contain a finding that during the course of the litigation, the Parties and their respective counsel at all times complied with the requirements of Fed. R. Civ. P. 11 and all other court rules or statutes respecting the merit of the allegations, claims and defenses asserted in the Action. The Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Action was brought or defended in bad faith or without a reasonable basis.

7.4.   Whether or not the Settlement is approved by the Court, and whether or not the Settlement is consummated, the fact and terms of this Stipulation, including its Exhibits, all negotiations, discussions, drafts, and proceedings in connection with the Settlement and any act performed or document signed in connection with the Settlement, shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action, shall not be deemed a presumption, a concession, or admission by any of the Parties of any fault, liability, or wrongdoing as to any facts, claims, or defenses that have been or might have been alleged or asserted in the Action or with respect to any of the claims settled in this Action, or any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, except for any litigation or judicial proceeding arising out of or relating to the Stipulation or the settlement whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

7.5.   The fact and terms of this Stipulation, including Exhibits, all negotiations, discussions, drafts, and proceedings in connection with the Settlement, and any act performed or document signed in connection with the Settlement, shall not be offered by the Settling Parties or received in evidence or used for any other purpose in this or any other proceeding in any court, administrative agency, arbitration forum, or other tribunal, except as necessary to enforce the terms of the Settlement. Defendants and any Released Persons may file the Stipulation, the Preliminary Approval Order, the Notice, and/or the Judgment in any other action or proceeding that may be brought against them in any forum in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release and discharge, good faith settlement, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. Plaintiffs understand, acknowledge, and agree that Defendants have denied and continue to deny all claims of wrongdoing, liability, and damages alleged in the Action.

7.6.   The exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.7.   The Stipulation and the exhibits attached hereto represent the complete and final resolution of all disputes between the Parties with respect to the Action, constitute the entire agreement among the Parties, and supersede any and all prior negotiations, discussions, agreements, or undertakings, whether oral or written, with respect to such matters.

7.8.   The Stipulation may be modified or amended only by a writing signed by the signatories hereto.

7.9.   The Stipulation shall be deemed drafted equally by all Parties hereto.

7.10.   The Stipulation and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to New York’s conflict of law rules.

7.11.   No representations, warranties, or inducements have been made to any of the Parties concerning the Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

7.12.   Except as otherwise provided herein, each of the Parties shall bear his, her, or its own fees and costs.

7.13.   Each counsel or other Person executing the Stipulation or its exhibits on behalf of any of the Parties hereby warrants that such Person has the full authority to do so.

7.14.   The Stipulation shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors, and assigns.

7.15.   The Stipulation may be executed in counterparts by the signatories hereto, including by facsimile, and as so executed shall constitute one agreement.

7.16.   All proceedings in the Action shall be stayed, except as provided in the Stipulation. Other than seeking approval of the Settlement or as permitted herein or as may be expressly required by the Court, Plaintiffs and Plaintiffs’ Counsel agree that Plaintiffs will not take any action, take any discovery, or make any filings in the Action other than those contemplated by the Stipulation.

7.17.   All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

7.18.   The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation and Fee and Expense Application, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

IN WITNESS WHEREOF, the Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated this 2nd day of October, 2012.

DATED: October 2, 2012	ROBBINS UMEDA LLP

/s/ Craig W. Smith
CRAIG W. SMITH

CRAIG W. SMITH
JULIA M. WILLIAMS
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

LAW OFFICES OF THOMAS G. AMON
THOMAS G. AMON (TGA 1515)
250 West 57th Street, Suite 1316
New York, N.Y. 10107-1324
Telephone: (212) 810-2430
Facsimile: (212) 810-2427
Co-Lead Counsel

DATED: October 2, 2012	DAVIS POLK & WARDWELL LLP

/s/ Amelia T.R. Starr
AMELIA T.R. STARR

AMELIA T.R. STARR
DENNIS E. GLAZER
450 Lexington Avenue
New York, NY 10017
Telephone: (212) 450-4000
Facsimile: (212) 701-5800

Counsel for Nominal Defendant E*TRADE and the Individual Defendants

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that on November 2, 2012, a copy of the foregoing was filed electronically using the Court’s CM/ECF system. Notice of this filing will be sent to all parties on the attached service list by operation of the Court’s electronic filing system. Parties may access this filing through the Court’s system.

/s/ Thomas G. Amon
THOMAS G. AMON (TGA 1515)

Mailing Information for a Case 1:07-cv-08612-JPO

Electronic Mail Notice List

The following are those who are currently on the list to receive e-mail notices for this case.

•	Thomas G. Amon
tamon@amonlaw.com

•	Jeffrey Paul Fink
notice@robbinsumeda.com,mumeda@robbinsumeda.com

•	Dennis E. Glazer
dennis.glazer@dpw.com,ecf.ct.papers@dpw.com

•	Mark A. Golovach
mgolovach@robbinsumeda.com

•	Frank James Johnson
frankj@johnsonandweaver.com,paralegal@johnsonandweaver.com

•	Beth Ann Keller
bkeller@faruqilaw.com

•	Nancy B. Ludmerer
nancy.ludmerer@dpw.com,ecf.ct.papers@dpw.com

•	Craig W. Smith
notice@robbinsumeda.com,athompson@robbinsumeda.com

•	Amelia Temple Redwood Starr
amelia.starr@dpw.com,ecf.ct.papers@dpw.com

•	Marc M. Umeda
notice@robbinsumeda.com,gaguilar@robbinsumeda.com,jrazzouk@robbinsumeda.com

•	Julia Marie Williams
jwilliams@robbinsumeda.com

Manual Notice List

The following is the list of attorneys who are not on the list to receive e-mail notices for this case (who therefore require manual noticing). You may wish to use your mouse to select and copy this list into your word processing program in order to create notices or labels for these recipients.

•	(No manual recipients)

Exhibit A

E*TRADE Financial Corporation – Corporate Governance

1.           Independent Directors.  At least a majority of directors serving on E*TRADE Financial Corporation’s (“E*TRADE” or the “Company”) Board of Directors (“Board”) shall be “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2).

2.           Executive Session.  At least quarterly, the Board shall schedule and hold an executive session in which management and management directors do not participate.

3.           Executive Reports.  On a quarterly basis, the Chief Financial Officer (or his or her designee) shall provide a report to the Board regarding E*TRADE’s financial condition. The CFO shall communicate with the relevant Company Executive Vice Presidents in connection with the preparation of this report and incorporate information provided by the Company’s Executive Vice Presidents as needed.

4.           Committee Chairs. No individual member of the Board shall chair more than one standing committee of the Board.

5.           Independent Chairman of the Board:

(a)           E*TRADE acknowledges that it is good practice to separate the roles of the Chair of the Board and the CEO. If, for whatever reason, the Board ever combines these positions, the non-management directors shall elect an independent Lead Director from among their number to provide a communication channel to and among the non-management directors, chair their meetings, help the Chair of the Board set meeting agendas, and otherwise assist and advise the Chair of the Board.

(b)           The responsibilities of the Chair of the Board (or the Lead Director, in the event that the roles of the Chair of the Board and CEO are combined) shall include the following:

(i)           determine the schedule for Board meetings in consultation with management and other Board members, as necessary;

(ii)           determine the agenda for Board meetings in consultation with management and other Board members, as necessary;

(iii)           chair all executive session meetings of the Board

(iv)           determine the appropriate flow of information from management to the Board necessary for the Board to effectively and responsibly perform its functions and specifically to request that certain material be provided to the Board in consultation with other Board members, as necessary;

(v)           coordinate and oversee the retention of appropriate advisors and consultants to the Board in consultation with management and other Board members, as necessary;

(vi)           ensure that the Board acts with the requisite independence, objectivity, and due care in overseeing E*TRADE’s management, operations, and legal and regulatory compliance in consultation with other Board members; and

(vii)           evaluate, along with the Compensation Committee and full Board, the performance of E*TRADE’s CEO, and meet with the CEO to discuss the CEO’s performance.

6.           Governance Committee:

(a)           The Governance Committee shall consist of at least three members, each of whom is “independent” according to the standards of NASDAQ and the Company (to the extent the Company maintains requirements that are more stringent).

(b)           The Governance Committee shall identify individuals qualified to become Board members, recommend to the Board director nominees for each annual or special meeting of shareholders at which directors are to be elected, and recommend individuals to the Board to fill any vacancies or newly created directorships that may occur between such meetings. The Governance Committee shall review candidates’ qualifications for membership on the Board (including a determination as to the independence of the candidate) in light of established criteria. The Governance Committee shall also recommend Board nominees who, taken together, have the experience, qualifications, attributes and skills to function effectively as a Board. Characteristics common to all Board members shall include integrity and a strong professional reputation and record of achievement in senior executive capacities. The Governance Committee shall periodically review the composition of the Board in light of the current challenges and needs of the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience, and relations with various constituencies. The Governance Committee shall review candidates’ potential disqualifications, including whether the candidate is not independent and any potential conflicts with the Company’s interests. Potential disqualifying conflicts of interests to be considered shall include interlocking directorships and substantial business and other relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members. The Governance Committee shall consider Board director candidates submitted by any stockholder who has continuously held at least 5% of the Company’s voting securities (either directly or as part of a group) for at least one year and is not a competitor.

(c)           The Governance Committee, within six months of final approval of the settlement, shall meet to review E*TRADE’s Corporate Governance Guidelines and the E*TRADE Code of Professional Conduct to ensure that such guidelines adequately address: (i) director qualification standards; (ii) director responsibilities; (iii) director access to management and to independent advisors; (iv) director compensation; (v) director orientation and continuing education; (vi) management succession; and (vii) annual performance evaluation of the Board. The Company shall continue to post the Corporate Governance Guidelines on its website.

(d)           The Governance Committee shall also:

(i)           have authority (without seeking Board or management approval) to select, retain and terminate legal, financial, executive search and/or compensation firms or other professional advisors to assist the Governance Committee in performing its responsibilities, as needed. The Company shall be responsible for all costs and expenses incurred as a result of such retention, provided that the Governance Committee reviews and approves all invoices prior to their submission to the Company for payment;

(ii)           at least annually, review and assess the performance of the Board and its committees and report such assessment, including any recommendations for proposed changes, to the Board;

(iii)           develop and oversee an orientation and continuing education program for directors;

(iv)           at least quarterly provide the Board with a report that shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board or management performance, corporate governance, the maintenance and implementation of the Corporate Governance Guidelines, or any other matters that the Governance Committee deems appropriate or is requested to be included by the Board; and

(v)           at least annually, review and assess the adequacy of the Company’s Corporate Governance Guidelines and Code of Professional Conduct, and recommend any proposed changes to the Board for approval.

7.           Compensation Committee:

(a)           The Compensation Committee shall consist of at least three members, each of whom is “independent” according to the standards of NASDAQ and the Company (to the extent the Company maintains requirements that are more stringent).

(b)           The Compensation Committee shall meet at least quarterly, and at least two of these sessions shall include an executive session without any Company management present.

(c)           The Compensation Committee shall identify corporate goals and objectives relevant to executive compensation. The Compensation Committee shall meet at least annually to evaluate each executive’s performance in light of such goals and objectives and set each executive’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company.

(d)           A description of the criteria, factors, policies, and procedures for determining executive compensation shall be publicly disclosed to shareholders in the Company’s annual Proxy Statement. Departures from the criteria, factors, policies, and procedures for determining executive compensation must be approved by the Compensation Committee or recommended by the Compensation Committee for approval by a majority vote of the whole Board. In its annual Proxy Statement, the Company will describe the material factors considered by the Compensation Committee in determining compensation for the most recent fiscal year for the Company’s named executive officers (as defined in the Company’s annual Proxy Statement), including material departures from its pre-established criteria, factors, policies, and procedures determining executive compensation.

(e)           The Company’s annual Proxy Statement shall include criteria, factors, and procedures with respect to the compensation of the CEO and CFO.

(f)           The Compensation Committee shall review and approve any employment, severance, or change-in-control agreement for senior executives.

(g)           The Compensation Committee shall have the authority (without seeking Board or management approval) to select, retain and terminate legal, financial, compensation, employee benefit or other professional advisors to assist the Compensation Committee in performing its responsibilities, as needed. The Company shall be responsible for all costs and expenses incurred as a result of such retention, provided that the Compensation Committee reviews and approves all invoices prior to their submission to the Company for payment.

8.           Audit Committee:

(a)           The Audit Committee shall consist of at least three members, composed solely of independent directors meeting the independence and experience requirements of NASDAQ and the Company (to the extent the Company maintains requirements that are more stringent). At least two members of the Audit Committee shall have a financial background that would qualify them as financial experts under Section 407 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. 15 U.S.C.A. §7265.

(b)           The Audit Committee shall meet at least five times annually, including meeting prior to the commencement and following completion of the annual audit by the Company’s independent auditor. At least one meeting shall contain an executive session. At least annually, the Audit Committee shall review and assess the adequacy of its charter and recommend any proposed changes to the Board for approval.

(c)           The Audit Committee shall report to the Board at least quarterly. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the Company’s independent auditor, the performance of the internal audit function, any significant or material deficiencies in internal controls over accounting and financial reporting, and any other matters that the Committee deems appropriate or is requested to be included by the Board. The Audit Committee shall report to the whole Board in a manner sufficient to permit the Board to exercise meaningful oversight of management and the audit function.

(d)           The Audit Committee shall have the authority (without seeking Board or management approval) to select, retain and terminate special legal, financial, accounting, audit or other professional advisors to assist the Audit Committee in performing its responsibilities, as needed. The Company shall be responsible for all costs and expenses incurred as a result of such retention, provided that the Audit Committee reviews and approves all invoices prior to their submission to the Company for payment.

(e)           The Audit Committee shall evaluate the qualifications, performance, and independence of the Company’s independent auditor, and shall present its conclusions and recommendations with respect to the independent auditor to the full Board at least annually. The independent auditor shall report to the Audit Committee, and that report shall:

(i)           describe the independent auditor’s internal quality-control procedures;

(ii)           describe any material issues raised by (A) the most recent internal quality-control review or peer review of the independent auditor, or (B) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

(iii)           describe all relationships between the independent auditor and the Company; and

(iv)           assure that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

(f)           The Audit Committee shall serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system. The Audit Committee shall assist the Board in its oversight of the Company’s internal audit function. At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the annual internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the Company’s independent auditor. The primary function of the Internal Audit Department shall be to assist the Audit Committee in fulfilling its oversight responsibilities by reviewing, in detail and on an on-going, daily basis: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally.

(g)           The Risk Oversight Committee (“ROC”) and the E*TRADE Bank Risk Oversight Committee (“Bank ROC”) shall oversee management’s judgments and estimates pertaining to the determination of an appropriate allowance for loan losses, which shall include: (i) review and approval of the Company’s written allowance for loan loss policies and procedures at least annually; (ii) review of management’s assessment and justification for the amounts estimated and reported each period for the allowance and provision for loan losses; and (iii) requiring management to periodically validate and, when appropriate, revise the allowance for loan loss methodology.

(h)           At least quarterly, the Audit Committee shall meet separately with management.  The Audit Committee shall review, in conjunction with management, the Company’s policies with respect to the Company’s earnings press releases and all financial information, such as earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentations to be made and paying particular attention to the use of “pro forma” or “adjusted” “non-GAAP” information. The Audit Committee shall review with management, the internal auditors, and the independent auditor, in separate meetings if the Audit Committee deems it appropriate:

(i)           the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

(ii)           the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

(iii)           any analyses or reports prepared by management, the internal auditors and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(iv)           the critical accounting policies and practices of the Company;

(v)           the effect of regulatory and accounting initiatives (including any SEC investigations or proceedings) on the financial statements of the Company;

(vi)           the effect of off-balance sheet structures on the financial statements of the Company; and

(vii)           any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

(i)           The Audit Committee shall enforce a policy that any independent auditor responsible for auditing E*TRADE’s financial statements shall not provide any consulting services to E*TRADE that would impair its independence under the relevant rules and regulations.

(j)           The Audit Committee shall prepare the report that Securities and Exchange Commission rules require to be included in the Company’s annual Proxy Statement.

(k)           The Company shall maintain a confidential ethics hotline for E*TRADE employees to report any issues or concerns. All reports made to this confidential ethics hotline shall be reviewed by the Company’s General Counsel or his/her designee. A summary of all such reports, including the dispositions, if any, shall be provided to the Audit Committee.

(l)           The Audit Committee shall have the following oversight duties in connection with E*TRADE’s internal audit function:

(i)           periodically review the internal audit plans and the results of the internal audits for each audited department and evaluate their thoroughness and effectiveness in identifying actual and potential weaknesses in internal controls, and make any recommendations to improve the internal audit function as may be appropriate, including increasing staffing, changes in policies and procedures, and increasing the frequency or scope of internal audits;

(ii)           review the results of completed internal audits and evaluate whether the Company’s internal controls over financial reporting are sufficient to prevent, detect, and deter fraudulent financial reporting; and

(iii)           receive periodic presentations from the internal audit department on the identification and remediation of material weaknesses in E*TRADE’s internal control environment, including any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

(m)           The Audit Committee or the ROC shall assist in the oversight and proper disclosure of significant and material enterprise, operational, financial, legal/regulatory, and reputational risks arising out of significant new business initiatives or strategies.

(i)           The Audit Committee and/or the ROC shall monitor significant new business initiatives to ensure the adequacy of internal controls over reporting and proper risk management, mitigation, and disclosure in quarterly and annual financial statements issued by the Company.

(ii)           Significant new business initiatives or strategies that face significant and material risks shall be subject to a comprehensive risk review by the Audit Committee or the ROC.

(iii)           Where risks are found to be material, the Audit Committee or the ROC shall meet in executive session and formulate a recommendation to the whole Board regarding: (1) whether the Company’s current compliance and risk management infrastructure is adequate to address issues arising out of the significant new business initiative; and (2) whether additional disclosures are necessary to properly account for and address significant risks or loss contingencies arising out of the significant new business initiative.

9.           Compliance Oversight:

(a)           The Chief Compliance Officers shall ensure that there are adequate internal controls in place to minimize misconduct and noncompliance with relevant policies. The Chief Compliance Officers are responsible for implementing a monitoring program sufficient to identify significant compliance issues in E*TRADE’s compliance program.

(b)           The Legal/Regulatory Department shall oversee the Company’s ethics and compliance program, including monitoring compliance with the Company’s Code of Conduct and Code of Ethics.

(c)           The Chief Compliance Officers, Chief Risk Officer and/or Chief Legal Officer shall report to the Audit Committee or to the ROC on a regular basis with respect to any material risks and/or material compliance issues that arise. The Audit Committee or the ROC shall regularly update the Board concerning any material issues that arise with respect to the Company’s legal and/or regulatory compliance.

10.           Internal Audit Department. The Internal Audit Department shall:

(a)           Monitor the Company’s internal control environments.

(b)           Annually define and analyze the audit universe, subject to direction from the Audit Committee and the Chief Risk Officer.

(c)           In connection with the Audit Committee’s fiduciary responsibilities and oversight of internal control functions, prepare and review with the Audit Committee quarterly a summary of audit activity, including significant audits in progress and significant audit matters from reports issued during the quarter.

(d)           Issue a written report upon completion of each audit and distribute it to the highest level of management of the area being audited with copies to the CEO, CFO, Chief Risk Officer, and the Company’s independent auditor. The report will contain an opinion and a rating of the internal controls of the function audited and will include audit comments and recommendations for improvements, as well as management’s action plans to address the recommendations.

11.           Finance and Risk Oversight Committee:

(a)           The ROC shall consist of at least three members. A majority of the ROC shall be “independent” according to the standards of NASDAQ and the Company (to the extent the Company maintains requirements that are more stringent) and, if desired by the Board, the Company’s Chief Executive Officer.

(b)           The ROC’s responsibilities shall include:

(i)           reviewing the Company’s risk governance and independent enterprise risk management (“ERM”) framework and the charters of senior ERM committees;

(ii)           reviewing the Company’s policies and procedures for assessing and managing exposure to, and overseeing the Company’s management of, operational risk, credit risk, market risk, interest rate risk, investment risk and liquidity risk, including the framework for counterparty credit risk management and trading limits; and

(iii)           reviewing the Company’s financial risk through the review of interest rate sensitivity, liquidity ratios, capital adequacy, market risk exposure and funding mix.

(c)           The ROC shall meet with the Chief Risk Officer at least quarterly to review their risk management activities and to review risk exposures. In addition, the ROC and the Bank ROC shall review at least annually whether re-evaluation of: (i) historical assumptions and models used to estimate loan losses and to calculate loan loss reserves; and (ii) underwriting standards is warranted due to changes in market or economic conditions, legal or regulatory requirements, and/or the volume and severity of loan delinquencies.

(d)           The ROC shall have the authority (without seeking Board or management approval) to select, retain and terminate special risk management, legal, financial, accounting, audit or other professional advisors to assist the ROC in performing its responsibilities, as needed. The Company shall be responsible for all costs and expenses incurred as a result of such retention, provided that the ROC reviews and approves all invoices prior to their submission to the Company for payment.

12.           Board Oversight of Stock Repurchases:

(a)           Before authorizing any program to repurchase E*TRADE stock, the Board shall evaluate management’s recommendation and determine independently whether such a repurchase program is in the best interests of the Company. The Board shall consider the following factors:

(i)           the proposed repurchases would be the best use of Company cash and serve the best interests of E*TRADE and its shareholders;

(ii)           the proposed repurchases constitute appropriate management of the Company’s capital and shareholder equity;

(iii)           the proposed repurchases are not intended for improper purposes, such as short term manipulation of the Company’s stock price; and

(iv)           the repurchases will not, standing alone or when combined with known or foreseeable material loss contingencies, have a material negative impact on the Company’s liquidity or capital structure.

(b)           Following authorization of a stock repurchase program, the Board shall review and evaluate the program quarterly to confirm its assessment that continued stock repurchases are in the best interests of E*TRADE and its shareholders, taking into account significant changes in the Company’s actual or expected operational performance, business strategy, relevant markets, risk profile, liquidity, capital structure, stock price, or material undisclosed information.

*********************************************

The agreed upon corporate governance measures will be in effect for four years from adoption; provided, however, that any such procedures may be altered or terminated if the Board, upon advice of counsel, determines that:

•
the corporate governance measures conflict with any law, regulation or rule to which E*TRADE is subject, provided, however, that the Board will make a good faith attempt to adopt alternative governance to effectuate the goal of the agreed-upon governance;

•
in the good faith exercise of its fiduciary duties, the Board determines that maintaining any of the foregoing undertakings is contrary to the Company’s best interests. Under such circumstances, and subject to the approval of a majority of the independent members of the Board, the Board shall be empowered to implement modified governance designed to accomplish the goals of the corporate governance measures that are the subject of this agreement; or

•	E*TRADE merges into another company and is not the surviving entity of such merger, or E*TRADE ceases to be a public company.